Exhibit 99.1
__________________________________________________________________

FOR IMMEDIATE RELEASE

Contact:	Travis Marquette	Connie Kao
	Group Senior Vice President,	Group Vice President, Investor Relations
	Chief Financial Officer	(925) 965-4668
	(925) 965-4550	connie.kao@ros.com

DONIEL SUTTON JOINS
ROSS STORES BOARD OF DIRECTORS

Dublin, California, March 4, 2021 -- Ross Stores, Inc. (NASDAQ: ROST) announced today that Doniel Sutton has been elected to its Board of Directors effective March 11, 2021.

Ms. Sutton has over 20 years of experience in human capital leadership and since 2020, has served as the Chief People Officer at Fastly, Inc. From 2011 to 2020, Ms. Sutton held several senior people strategy and operations roles at PayPal Holdings, Inc., eventually becoming Senior Vice President, People, where she was responsible for global human resources. Prior to joining PayPal, she served in several increasingly responsible human resource leadership positions at Prudential Financial, Inc., Bank of America Corporation, and Honeywell International, Inc. She holds a Bachelor of Science in Finance and a Masters in Business Administration, both degrees from University of Illinois at Urbana-Champaign.

In commenting on this news, Michael Balmuth, Chairman of Ross Stores, stated, “We are pleased to welcome Doniel Sutton to our Board of Directors. Ms. Sutton is a proven leader who has led people strategy for global companies. We are confident that her strong business acumen and deep human capital expertise will be valuable resources for our Company and shareholders.”

ROSS STORES, INC. 5130 Hacienda Drive, Dublin, CA 94568 (925) 965-4400

Forward-Looking Statements: This press release contains forward-looking statements regarding projected sales and earnings, planned new store growth, and other financial results and market conditions in future periods that are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The words “plan,” “expect,” “target,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “outlook,” “looking ahead,” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include without limitation, the uncertainties and potential for further significant business disruptions arising from the ongoing COVID-19 pandemic, including potential distribution center and store closures and restrictions on customer access; changes in the level of consumer spending on or preferences for apparel and home-related merchandise; impacts from the macro-economic environment, financial and credit markets, geopolitical conditions, unemployment levels or public health issues (such as pandemics) that affect consumer confidence and consumer disposable income; our need to effectively manage our inventories, markdowns, and inventory shortage to achieve planned gross margins; competitive pressures in the apparel or home-related merchandise retailing industry; issues from selling and importing merchandise produced in other countries and from supply chain disruptions in other countries, including due to COVID-19 closures; unseasonable weather that may affect shopping patterns and consumer demand for seasonal apparel and other merchandise, and may result in temporary store closures and disruptions in deliveries of merchandise to our stores; market availability, quantity, and quality of attractive brand name merchandise at desirable discounts and our buyers’ ability to purchase merchandise that enables us to offer customers a wide assortment of merchandise at competitive prices; potential data security breaches, including cyber-attacks on our transaction processing and computer information systems, which could result in theft or unauthorized disclosure of customer, credit card, employee, or other private and valuable information that we handle in the ordinary course of our business; potential disruptions in our supply chain or information systems; issues involving the quality, safety, or authenticity of products we sell, which could harm our reputation, result in lost sales, and/or increase our costs; an adverse outcome in various legal, regulatory, or tax matters; damage to our corporate reputation or brands; our need to continually attract, train, and retain associates to execute our off-price strategies; our need to effectively advertise and market our business; changes in U.S. tax, tariff, or trade policy regarding apparel and home-related merchandise produced in other countries that could adversely affect our business; volatility in revenues and earnings; an additional pandemic, natural or man-made disaster in California or in another region where we have a concentration of stores, offices, or a distribution center; unexpected issues or costs from expanding in existing markets and entering new geographic markets; obtaining acceptable new store sites with favorable consumer demographics; and maintaining sufficient liquidity to support our continuing operations, new store openings and reopenings, and ongoing capital expenditure plans. Other risk factors are set forth in our SEC filings including without limitation, the Form 10-K for fiscal 2019, and fiscal 2020 Form 10-Qs and 8-Ks on file with the SEC. The factors underlying our forecasts are dynamic and subject to change. As a result, our forecasts speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time. We do not undertake to update or revise these forward-looking statements.

Ross Stores, Inc. is an S&P 500, Fortune 500, and Nasdaq 100 (ROST) company headquartered in Dublin, California, with fiscal 2020 revenues of $12.5 billion. The Company operates Ross Dress for Less® (“Ross”), the largest off-price apparel and home fashion chain in the United States with 1,585 locations in 40 states, the District of Columbia, and Guam at the end of fiscal 2020. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 60% off department and specialty store regular prices every day. The Company also operates 274 dd’s DISCOUNTS® stores in 21 states that feature a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 70% off moderate department and discount store regular prices every day. Additional information is available at www.rossstores.com.
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